Nephros Announces Preliminary Financial Results
for Second Quarter 2019 and Reverse Stock Split

Anticipates $2.3 Million Net Revenue; 70% Growth Over Prior Year
Reiterates Full-Year 2019 Revenue Guidance

SOUTH ORANGE, NJ, July 9, 2019 – Nephros, Inc. (OTCQB: NEPH), a commercial-stage company that develops and sells high performance water purification products to the medical device and commercial markets, today announced preliminary financial results for the quarter ended June 30, 2019. The Company also announced that its Board of Directors has approved a one-for-nine reverse stock split of its common stock that will be effective at 5:30pm Eastern Daylight Time today.

Net revenues are expected to be approximately $2.3 million, an increase of 70% compared to the quarter ended June 30, 2018. Product revenues increased 90% over the same period.

“We are pleased with the preliminary results of the second quarter of 2019 and reiterate our previous guidance for full-year revenue of $8.5 to $9.5 million in 2019,” said Daron Evans, President and CEO of Nephros. “The reverse stock split is being effected as a part of our previously stated plan to uplist to a national stock exchange. With our consistent growth trajectory and additional growth initiatives, we believe that the Company’s value may be better reflected by having the Company’s stock listed on a national stock exchange and we continue to work on our plan to obtain that listing.”

The Company expects that, beginning with the opening of trading on July 10, 2019, the Company’s common stock will trade on the OTCQB Market on a split-adjusted basis under the new CUSIP number 640671400. The Company’s common stock will continue to trade under the symbol “NEPH.”

Details of the Reverse Stock Split

The reverse stock split affects all issued and outstanding shares of the Company’s common stock, as well as the number of shares of common stock available for issuance under the Company’s equity incentive plan. In addition, the reverse stock split reduces the number of shares of common stock issuable upon the exercise of stock options or warrants outstanding immediately prior to the reverse stock split. The par value of the Company’s common stock will remain unchanged at $0.001 per share after the reverse stock split.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split results in certain stockholders owning a fractional share as described below.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 69.06 million to approximately 7.67 million. Concurrently, the authorized number of shares of common stock will be set at 40 million, while the authorized number of shares of preferred stock will remain at 5 million.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price of the Company’s common stock on July 9, 2019.

V Stock Transfer LLC is acting as the exchange agent and transfer agent for the reverse stock split. V Stock will provide instructions to stockholders with physical certificates regarding the optional process for exchanging their pre-split stock certificates for post-split stock certificates and receiving payment for any fractional shares. Additional information regarding the reverse stock split can be found in the Company’s definitive information statement filed with the Securities and Exchange Commission on August 22, 2018.

About Nephros, Inc.

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are primarily used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the second quarter ended June 30, 2019 and the fiscal year ending December 31, 2019, its anticipated revenue trends, its plans for reverse-splitting its common stock and uplisting to a national stock exchange, the timing of any such developments, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, delays in integrating Biocon, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Andy Astor, COO & CFO

Nephros, Inc.

andy@nephros.com

(201) 345-0824